Exhibit 99

               OMI Corporation Announces Time Charters

    STAMFORD, Conn.--(BUSINESS WIRE)--April 12, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut, announced that it has entered into agreements to time charter three product carriers for three year terms, two to affiliates of The Royal Dutch Shell Group and one to an affiliate of Morgan Stanley.
    Additionally, OMI has agreed with the current charterer of two vessels (whose charters would otherwise have expired in September and October of 2006) to five year charters commencing April 1, 2005 at a higher charter rate. The Company has also renewed a charter for one vessel for a period of two years with an affiliate of Total. The vessel will receive a base rate higher than its previous fixed rate and will also receive profit sharing on the excess over the base rate.
    The time charter revenue from the above charters has increased time charter revenue for 2005 to approximately $106 million, for 2006 to approximately $87 million and for 2007 to approximately $71 million.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer, commented that "We are pleased to have new charters and extensions with such high quality charterers. We thank each of them for their confidence in us in commencing or continuing long-term relationships. We intend to justify that confidence. The addition of significant long term secure revenue at attractive rates reinforces our strength."

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels, consisting of 15 Suezmaxes and 27 product carriers, aggregating approximately 3.6 million deadweight tons ("dwt"). OMI has on order eight 37,000 and 47,000 dwt product carriers and has agreed to time charter two new Suezmaxes for seven year terms. The Suezmaxes and three product carriers are scheduled to be delivered in 2005 and the remaining five product carriers are scheduled to be delivered in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789